Exhibit 6.23

                                 BIOFIELD CORP.
                            1225 NORTHMEADOW PARKWAY
                                    SUITE 120
                             ROSWELL, GEORGIA 30076

                                                      June 5, 1998

Mark L. Faupel, Ph.D.

Dear Dr. Faupel:

      We are writing to confirm the understanding with respect to certain arrangements between you and Biofield Corp. (the "Company"), as follows:

      1. Pursuant to paragraph 13(c) of the Employment Agreement between you and the Company dated October 1, 1992, as amended (the "Employment Agreement"), you have certain continuing obligations to provide services to the Company with respect to the matters described therein. Said paragraph 13(c) provides, inter alia, that if such services are rendered subsequent to your employment by the Company, the Company will include in amounts reimbursed to you thereunder a reasonable payment for your time. You and the Company have agreed that payments at the rates set forth on Schedule I hereto shall constitute reasonable payments to you for services rendered pursuant to paragraph 13 (c) of the Employment Agreement.

      2. In addition to the services referred to in paragraph 1 above, the Company may, from time to time, request that you render other consulting or advisory services to the Company in connection with the Company's ongoing business. Such services may include, without limitation, review of articles for publication, or consultation and advice regarding clinical, regulatory or product development matters . In the event that you agree to render any services at the request of the Company as provided in this paragraph 2, such services shall be provided by you to the Company at mutually convenient times, taking into account both the needs of the Company and your other activities and commitments. You will be compensated at the rates set forth on Schedule I hereto for any services rendered at the request of the Company pursuant to this paragraph 2.

      3. Except as provided in paragraph 13 (c) of the Employment Agreement, you shall not be under any obligation to render consulting or advisory services to the Company.

      4. Payments due to you as set forth in this letter shall be remitted by the Company within 10 days of receipt of an appropriate invoice from you.

      5. In providing consulting and advisory services to the Company, you may acquire confidential information. All such confidential information shall be subject to the terms of the Employee Non-Disclosure and Secrecy Agreement between you and the Company dated as of October 1, 1992, which agreement is hereby incorporated by reference into this letter.
If the foregoing accurately sets forth our understanding with respect to the matters discussed herein, please sign a copy of this letter in the space provided below and return it to the Company.

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

                                          BIOFIELD CORP.


                                          By:  MICHAEL R. GAVENCHAK
                                               --------------------------------
                                               Executive Vice President
                                               General Counsel


ACCEPTED AND AGREED
this 9th day of June, 1998


MARK L. FAUPEL
-----------------------------------
Mark L. Faupel, Ph.D




                                   SCHEDULE I

      During calendar year 1998 you shall be compensated at the rate of $150.00 per hour. Each year thereafter, commencing January 1, 1999, the hourly rate shall be increased by an amount equal to the percentage increase (if any) during the immediately preceding calendar year in the Consumer Price Index for all Consumers, as published by the United States Department of Labor, Bureau of Labor Statistics.

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

                              SEPARATION AGREEMENT

      AGREEMENT made as of June 5,1998 by and between Mark L. Faupel ("EMPLOYEE." "YOU"or "YOUR") and Biofield Corp. ("BIOFIELD" or "WE" or "OUR").

                                    RECITALS

      WHEREAS, you and Biofield entered into an employment agreement, dated as of October 1, 1992, as amended by Addenda dated March 12, 1993, April 22, 1993 and December 9, 1993 (the "Employment Agreement");

      WHEREAS, in connection with your employment by Biofield, you and Biofield entered into a Non-Disclosure and Secrecy Agreement, dated as of October 1, 1992 (the "Secrecy Agreement"), and a Registration Rights Agreement, dated April 22, 1993 (the "Registration Rights Agreement");

      WHEREAS, your employment by Biofield has terminated;

      WHEREAS, you and Biofield desire to resolve any differences between you and Biofield regarding the termination of your employment with Biofield;

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, and intending to be legally bound, you and Biofield agree as follows:

      1. PAYMENTS AND BENEFITS: Biofield will provide you with the following payments and benefits:

            (a) a payment in the amount of $25,000, less benefit deductions, tax withholding and other deductions required by law, in respect of salary deemed to have been due to you in accordance with the Employment Agreement, said amount to be paid to you immediately upon execution of this Agreement by all parties; and

            (b) an additional payment in the amount of $10,000, of which $5,000 shall constitute an advance against any royalties that may, in the future, become due to you under Section 9 of the Employment Agreement, said amount to be paid to you immediately upon execution of this Agreement by all parties; and

            (c) vesting of all of the stock options listed on Exhibit A hereto.

      You acknowledge that the payments and benefits stated above will not become due until this Agreement has been executed and delivered by both you and Biofield.

      2. WAIVER AND RELEASE: You hereby waive, release and forever discharge Biofield and/or related persons from any and all claims, rights and liabilities of every kind, which you ever had or may have arising out of the Employment Agreement (except as provided in paragraph 4 of this Agreement) or the termination of your employment with Biofield.

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

      3. CONFIDENTIALITY; NONDISPARAGEMENT: The parties shall keep the terms of this Agreement confidential. The parties shall not at anytime talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement to anyone other than your legal, tax or other financial advisors or immediate family members, except in response to a subpoena, court directive or otherwise as required by law. You shall not disparage, denigrate or defame Biofield and/or related persons, or any of their business products or services. Biofield will not disparage, denigrate or defame you.

      4. ENTIRE AGREEMENT; NOVATION: This Agreement constitutes the entire understanding and agreement between you and Biofield, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described. Any prior agreement between you and Biofield is of no further force or effect, as this Agreement expresses the complete agreement of the parties, except that you and Biofield shall remain bound by (i) Sections 9, 13, 14, 15, 17 and 19 of the Employment Agreement; (ii) the Secrecy Agreement and (iii) the Registration Rights Agreement in accordance with the respective terms thereof.

      5. EFFECT OF NON-ENFORCEMENT: If one or more terms of this Agreement shall be ruled by a court to be void or unenforceable, the terms of this Agreement that are not so found to be void or unenforceable shall continue in full force and effect.

      6. GOVERNING LAW: This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

      7. MODIFICATION IN WRITING: This Agreement cannot be changed or modified except by written agreement signed by both you and Biofield.

      8. NO ADMISSION OF LIABILITY: This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by Biofield and/or related persons, or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce its terms.

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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                          BIOFIELD CORP.


                                          By:  /s/ MICHAEL R. GAVENCHAK
                                               --------------------------------
                                               Name:   Michael R. Gavenchak
                                               Title:  Executive Vice President
                                                       General Counsel


                                               /s/ MARK L. FAUPEL
                                               --------------------------------
                                               Mark L. Faupel



                                                                  EXHIBIT A


# Options
Exercisable         Exercise Price         Expiration Date
-----------         --------------         ---------------

62,745(1)           $0.25                  April 15, 2002

63,726(2)           $8.16                  October 1, 2002

 4,902(3)           $9.18                  90 days from
                                           termination



-----------------------------

(1) Granted pursuant to Section5 of the Employment Agreement.

(2) Granted pursuant to Section 6 of the Employment Agreement.

(3) Granted pursuant to the Biofield Corp. 1996 Stock Option Plan.

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